FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD SECOND QUARTER SALES

New York, New York, July 25, 2006 - Inter Parfums, Inc. (NasdaqGS: IPAR) today announced that 2006 second quarter net sales were $70.3 million, up 15% as compared to $61.3 million in the second quarter of last year.  At comparable foreign currency exchange rates, net sales for the second quarter were up 16%.  As such, first half 2006 net sales of $141.2 million are running 7% ahead of 2005; at comparable foreign currency exchange rates, net sales for the first half of 2006 are up 10%.  Inter Parfums plans to release operating results for the 2006 second quarter on or about August 9, 2006.

Jean Madar, Chairman & CEO of Inter Parfums noted, "We experienced sales growth across our six largest prestige brands.  First half Burberry sales were approximately $85 million, an increase of 12% from the 2005 period.  The successful Burberry London launch was slightly offset by a marginal decline in existing lines.  Paul Smith fragrances also performed well, in particular the original Paul Smith and Paul Smith Extreme lines, introduced in 2000 and 2002, respectively, as well as the Paul Smith Floral line which launched at the end of 2005.  Overall prestige sales growth remained especially strong in the United States and Europe, our two largest markets."

He continued, "Our first new Nickel men's fragrance, Eau Maximum, has further enhanced Nickel's brand position in France.  After the opening of a licensed Nickel Spa in London in spring 2006, similar initiatives for Berlin, Dubai and Moscow are currently under consideration.  We have high expectations for the new launches for our three largest prestige brands, Burberry, Lanvin and Paul Smith, scheduled for later this year."

Discussing United States based operations, Mr. Madar pointed out, "We remain on schedule for the new personal care product launch at Banana Republic stores in the U.S. and Canada in the Fall '06, followed in early '07 with the rollout of personal care products for Gap stores.  We are currently supplying Gap and Banana Republic stores with their existing product lines."

Management reaffirmed its full year 2006 guidance projecting net sales of approximately $301 million and net income of approximately $16.9 million or $0.83 per diluted share.  Effective January 1, 2006, the Company adopted SFAS 123(R) "Share-Based Payment," a new accounting pronouncement requiring the expensing of stock based compensation.  Earnings guidance for 2006 includes an after tax charge of approximately $0.6 million or $0.03 per diluted share to reflect the impact of SFAS 123(R).  Inter Parfums again indicated that its guidance assumes the dollar remains at current levels.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Lanvin, Paul Smith, S.T. Dupont, Christian Lacroix, Celine, Diane von Furstenberg and Quiksilver/Roxy and has controlling interest in Nickel S.A., a men's skin care company.  Its entry into the specialty retail market was accomplished with an exclusive agreement with Gap Inc., under which it is designing and manufacturing personal care products for Gap's and Banana Republic's North American stores.  Inter Parfums is also a producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2005, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640/rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com